Exhibit 99.1

NEWS RELEASE	Contact: Tim T. Esaki (808) 665-5480 tesaki@kapalua.com

MAUI LAND & PINEAPPLE ENTERS INTO AGREEMENT TO SELL

KAPALUA WATER COMPANIES ASSETS

KAPALUA RESORT, Hawaii, December 23, 2019 (GLOBE NEWSWIRE) --

Maui Land & Pineapple Company, Inc. (“MLP”) (NYSE: MLP) today announced that it has entered into an agreement with Hawaii Water Service to sell its Kapalua Water Company and Kapalua Waste Treatment Company regulated utility assets located in the Kapalua Resort. The sale is subject to certain closing conditions, including completion of diligence and Hawaii Public Utilities Commission (PUC) approval.

MLP, through its two PUC-regulated subsidiaries, Kapalua Water Company, Ltd. and Kapalua Waste Treatment Company, Ltd., owns and operates the potable water, non-potable water and wastewater systems that serve homes, hotels, condominiums, golf courses, restaurants, and other resort amenities located within the Kapalua Resort on the northwest corner of Maui. As part of the agreement, Hawaii Water Service will also serve the future expansion areas of Kapalua as they are developed.

About MAUI LAND & PINEAPPLE COMPANY, INC. (NYSE:MLP)

Maui Land & Pineapple Company, Inc. is a landholding and operating company. The Company’s segments include Real Estate, which consists of land planning and entitlement, development and sales activities of its landholdings on Maui; Leasing, which includes residential, resort, agricultural, commercial, and industrial land and property leases, licensing of its registered trademarks and trade names, and stewardship and conservation efforts; Utilities, which includes the operations of its Hawaii Public Utilities Commission-regulated subsidiaries, including Kapalua Water Company, Ltd. and Kapalua Waste Treatment Company, Ltd., and Resort Amenities, which includes the operations of the Kapalua Club, a private, non-equity club providing its members special programs, access and other privileges at certain of the amenities at the Kapalua Resort. The Company owns approximately 23,000 acres of land on Maui on which it operates the Kapalua Resort community.

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